SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): April 4, 2004




                           J. C. Penney Company, Inc.
                     (Exact name of registrant as specified
                                 in its charter)




 Delaware                           1-15274                     26-0037077
(State or other jurisdiction    (Commission File No.)          (I.R.S. Employer
of incorporation )                                           Identification No.)

6501 Legacy Drive
Plano, Texas                                                       75024-3698

(Address of principal executive offices)                            (Zip code)


Registrant's telephone number, including area code:  (972) 431-1000

Item 5.     Other Events and Regulation FD Disclosure

On April 4, 2004, the Company and certain of its subsidiaries signed definitive agreements with The Jean Coutu Group (PJC) Inc. ("Coutu"), and CVS Corporation and CVS Pharmacy, Inc. ("CVS") for the sale of the Company's Eckerd drugstore operations for a total of $4.525 billion in cash. In the Coutu transaction, the Company and its indirect wholly-owned subsidiary, TDI Consolidated Corporation, will sell the stock of Eckerd Corporation ("Eckerd"), Genovese Drug Stores, Inc. ("Genovese"), and Thrift Drug, Inc. ("Thrift") for $2.375 billion. Coutu will acquire Eckerd drugstores and support facilities located in thirteen Northeast and mid-Atlantic states, as well as the Eckerd Home Office located in Florida. In the CVS transaction, the Company, Eckerd, Genovese, Thrift, and Eckerd Fleet, Inc. will sell Eckerd drugstores and support facilities located in the remaining southern states, principally Florida and Texas, and Eckerd's pharmacy benefits management, mail order and specialty pharmacy businesses, to CVS for $2.150 billion. After closing adjustments, taxes, fees and other expenses relating to the transactions, the Company expects to generate approximately $3.5 billion in cash proceeds. Closing of the transactions, which are subject to normal and customary regulatory approvals, is anticipated to occur by the end of the fiscal second quarter.

The foregoing description is qualified in its entirety by reference to the full text of the Asset Purchase Agreement and Stock Purchase Agreement, which are attached as Exhibits 10(i)(e) and 10(i)(f), respectively, to the Company's Annual Report on Form 10-K filed on April 8, 2004. The news release announcing the entering into of these agreements is attached as Exhibit 99(a).

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  J.  C. PENNEY COMPANY, INC.
                                                        (Registrant)

                                                  /s/ Charles R. Lotter
                                                  -------------------------
                                                  Charles R. Lotter
                                                  Executive Vice President,
                                                  Secretary and General Counsel


Date:  April 8, 2004

                                  EXHIBIT INDEX



Exhibit Number                                   Description

99(a)                                    J. C. Penney Company, Inc. News Release
                                         issued April 5, 2004